Allianz Investment Management LLC
Ninth Amendment and Restatement to
Code of Ethics and
Insider Trading Policy
Effective January 1, 2014

TABLE OF CONTENTS

INTRODUCTION AND STATEMENT OF GENERAL PRINCIPLES	1
SECTION 1. PERSONAL TRADING, CONDUCT, AND REPORTING	4
1.1	Definitions	4
1.2	Disclosure and Reporting Requirements	10
1.3	Substantive Restrictions on Personal Investing Activities	12
1.4	Trading While In Possession of Material, Non-public Information	13
1.5	Sanctions	13
1.6	Confidential Information	14
1.7	Gifts & Entertainment	14
1.8	Services as Director	14
1.9	Responsibilities of the Chief Compliance Officer	14
1.10	Responsibilities of the Board of Governors	15
1.11	Records	15
1.12	Regular Reporting to AIM LLC Clients	16
1.13	Amendments to the Code	16
SECTION 2. INSIDER TRADING POLICY AND PROCEDURES		16
2.1	Statement of General Principles	16
2.2	Who is an Insider?	17
2.3	What is Material Information?	17
2.4	What is Non-Public Information?	17
2.5	Basis for Liability	18
2.6	Penalties for Insider Trading	18
2.7	Procedures to Implement the Policy Against Insider Trading	19
2.8	Informational Barrier Procedures	20
2.9	Resolving Issues Concerning Insider Trading	20
APPENDIX I – Initial Acknowledgement Certification	21

Allianz Investment Management LLC
Ninth Amendment and Restatement to
Code of Ethics and
Insider Trading Policy
Effective January 1, 2014

INTRODUCTION AND STATEMENT OF GENERAL PRINCIPLES

This Code of Ethics (the “Code”) is adopted in compliance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940.  The Code is intended to prevent fraud by reinforcing fiduciary principles that must govern the conduct of officers, directors and employees of Allianz Investment Management LLC (“AIM LLC”) and certain other individuals who perform functions on behalf of AIM LLC (“Covered Persons”).  Capitalized terms contained in this Code are defined in Section 1.1 of the Code, below.

The Code is based on the fundamental principle that AIM LLC and all individuals who are Covered Persons under the Code must put Client interests first.  As an investment adviser, AIM LLC has fiduciary responsibilities to its Clients.  Fiduciaries owe their Clients a duty of honesty, good faith, and fair dealing.  AIM LLC must act at all times in the best interests of its Clients and must avoid or disclose any conflicts of interest.  Access Persons and Access Persons – Limited (defined on page 2 of this Code) may possess knowledge regarding present or future transactions made by or on behalf of a Client (or Clients) of AIM LLC (including, but not limited to a series of the Allianz Variable Insurance Products Trust, (the “VIP Trust”), the Allianz Life Variable Insurance Products Fund of Funds Trust (the “FOF Trust) (collectively referred to as the “Trusts”), Allianz Life Insurance Company of North America, and Fireman’s Fund Insurance Company) or may have the ability to influence portfolio transactions made by AIM LLC, by a subadviser, or by an investment manager to a Client(s) of AIM LLC.

Among AIM LLC’s fiduciary responsibilities is the responsibility to ensure that its Access Persons and Access Persons – Limited conduct their personal Securities transactions in a manner that is consistent with the Code and which does not interfere or appear to interfere with any Client transactions or otherwise take unfair advantage of transactional information to which they have access in the course of their duties by abusing their position of trust and responsibility.

In furtherance of these objectives, Covered Persons shall comply with all applicable federal securities laws, and shall not:

1. employ any device, scheme or artifice to defraud;

2. make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit; or

4.  engage in any manipulative practice.

In view of the above, AIM LLC has adopted this Code to establish reporting requirements and enforcement procedures designed to prohibit potential conflicts of interest and regulate personal Securities trading.  AIM LLC has established three categories of Covered Persons subject to the Code.

•
Associated Persons:  Any director, officer1, or employee of AIM LLC (including interns and individuals who serve in the role of consultants to AIM LLC), and any person designated by the Chief Compliance Officer who is an employee of an affiliate of AIM LLC and who regularly works in AIM LLC’s principal business.

•
Access Persons - Limited:  Any director, officer, or employee of AIM LLC (including interns and individuals who serve in the role of consultants to AIM LLC), who, in connection with his or her regular functions or duties, participates in, or obtains information regarding the holdings and/or purchase or sale of Securities by any Client(s) of AIM LLC or whose functions relate to the making of any recommendations with respect to such purchases or sales and who are physically located in the Westport, CT office.  This includes any individuals who are actively involved in oversight of the investment activities of subadvisers or investment managers to any AIM LLC Client, those who conduct trading on behalf of any AIM LLC Client, those who provide oversight regarding the management of any assets of any AIM LLC Client or who have or may have access to near contemporaneous portfolio and trading information of any AIM LLC Clients.

•
Access Persons:  Any director, officer, or employee of AIM LLC (including interns and individuals who serve in the role of consultants to AIM LLC), who, in connection with his or her regular functions or duties, participates in, or obtains information regarding the holdings and/or purchase or sale of Securities by any Client(s) of AIM LLC or whose functions relate to the making of any recommendations with respect to such purchases or sales and who are physically located in any office other than the office in Westport, CT.  This includes any individuals who are actively involved in oversight of the investment activities of subadvisers or investment managers to any AIM LLC Client, those who conduct trading on behalf of any AIM LLC Client, those who provide oversight regarding the management of any assets of any AIM LLC Client or who have or may have access to near contemporaneous portfolio and trading information of any AIM LLC Clients.

1      For purposes of this definition, the term “officer” shall typically exclude non-employee ministerial officers not actively involved in the Firm’s business, including a Secretary, Assistant Secretary, Assistant Treasurer, or Compliance Officer who, with respect to any Client that is a mutual fund, does not make any recommendation regarding the purchase or sale of a portfolio security, or participate in the determination of which recommendation will be made, and whose principal function or duties do not relate to the determination of which recommendation will be made, and who does not, in connection with his or her duties, obtain any information concerning recommendations of portfolio Securities by the Firm.  See Securities Exchange Act Rule 16a-1(f).

To assure that personal trading by Covered Persons is adequately reviewed and monitored on an ongoing basis, this Code generally imposes the requirements and restrictions outlined below.

Associated Persons:

•	must comply with all applicable federal securities laws;

•	must review and acknowledge receipt of this Code and any amendments to this Code via the StarCompliance System;

•	must annually certify that they have complied with the requirements of this Code via the StarCompliance System;

•	are prohibited from accepting gifts of more than nominal value from persons doing business with AIM LLC or an affiliate; and

•	are prohibited from trading in a security while in possession of material, non-public information in regard to that security.

Access Persons – Limited:

•	must comply with the requirements and restrictions imposed on Associated Persons;

•	must make initial and annual Securities holdings reports to the Chief Compliance Officer via the StarCompliance System;

•
must pre-clear all personal Securities transactions with AIM LLC’s Chief Compliance Officer (or his designee), other than transactions in Exempt Securities and Exempt Transactions via the StarCompliance System;

•	must notify the Chief Compliance Officer within 10 days of opening a New Brokerage Account via the StarCompliance System;

•	must file quarterly transaction reports with the Chief Compliance Officer via the StarCompliance System;

•	are generally prohibited from purchasing IPO’s;

•	are prohibited from entering into any orders for which the time inforce is greater than a Day Only Order;

•	are prohibited from entering into any Good ‘Til Cancelled Orders;

•	are generally prohibited from purchasing private placements or limited offerings;

•	are prohibited from engaging in Short-Term Trading of any Securities that the Access Person - Limited is required to pre-clear; and

•	are prohibited from investing in securities issued by companies appearing on the Restricted List.

Access Persons:

•	must comply with the requirements and restrictions imposed on Access Persons- Limited;

•	are generally prohibited from trading contemporaneously with any Client in the same security.

•	are prohibited from entering into short sales in amounts greater than the De Minimis limits;

•	are prohibited from engaging in Short-Term Trading of any Securities that the Access Person is required to pre-clear; and

All information concerning personal Securities transactions obtained by AIM LLC under this Code will be kept in strict confidence, except that such information will be made available, when specifically requested, to the United States Securities and Exchange Commission (the “SEC”) or any other regulatory or oversight organization which has jurisdiction over AIM LLC’s operations.

CODE OF ETHICS

SECTION 1.  PERSONAL TRADING, CONDUCT, AND REPORTING

1.1 Definitions

Access Person

Access Person is defined on page 2 of this Code.

Access Person - Limited

Access Person - Limited is defined on page 2 of this Code.

Associated Person

Associated Person is defined on page 2 of this Code.

Beneficial Ownership

The following section is designed to provide a practical guide with respect to Beneficial Ownership.  However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934

(the “Exchange Act”) in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

An individual is considered to have Beneficial Ownership of Securities if he or she has or shares a direct or indirect pecuniary interest in the Securities.  An individual has a pecuniary interest in Securities if he or she has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.  Generally, the following are examples which demonstrate when an individual would be considered as having Beneficial Ownership of the Securities:

1.  Securities held by members of the individual’s immediate family sharing the same household.  “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.  An interest as a general partner in Securities held by a general or limited partnership.

3.  An interest as a manager or member in the Securities held by a limited liability company.

4.  Securities held by anyone else if the individual:

•	obtains benefits substantially similar to ownership of the Securities;

•	can obtain ownership of the Securities immediately or at some future time; or

•	can vote or dispose of the Securities.

An individual does not have an indirect pecuniary interest in Securities held by a corporation, partnership, limited liability company or other entity in which he or she holds an equity interest, unless the individual is a controlling equity holder or has or shares investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by an individual of Securities held by a trust:

1.  Ownership of Securities as a trustee where either the individual or members of his or her immediate family have a vested interest in the principal or income of the trust.

2.  Ownership of a vested beneficial interest in a trust.

3.  Status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for the individual to revoke the trust.

Blackout Period

The two business days following purchase of any security for any of AIM’s Client accounts during which time Access Persons may not purchase that same security in an amount that exceeds the amount allowed in a De Minimis Transaction.

ByAllAccounts

ByAllAccounts is a data aggregation service that gathers data from brokers that do not provide a direct feed to the StarCompliance System.  ByAllAccounts then provides transaction and holdings information to the StarCompliance System.

Chief Compliance Officer

The Chief Compliance Officer of AIM LLC.

Client

Any individual or company for whom AIM LLC provides investment advisory services, including but not limited to selection of investment advisers, selection of investment managers and/or subadvisers, investment allocation, and/or management of investment accounts.

Covered Person

Covered Person is defined on page 1 of this Code.

Day Only Order

Day Only Orders are good for the current trading session only. This does not include any extended hours sessions that occur before 9:30 a.m. or after 4:00 p.m. Eastern Time (ET).

De Minimis Transaction

A De Minimis Transaction is the purchase or sale of any common stock or derivative investment with a total market value on the day of investment of $25,000 or less.  No more than $50,000 of De Minimis Transactions attributable to any one issuer are allowed during any 90-day period.  Any individual transactions with a total market value on the day of purchase greater than $25,000 and any transactions over $50,000 in the aggregate attributable to any one issuer during any 90-day period require pre-clearance by the Chief Compliance Officer or his designee.  The determination regarding whether the De Minimis amount has been exceeded will automatically be made by the StarCompliance System.  If a transaction exceeds the De Minimis amount, the system will automatically treat the trade request as a pre-clearance request without requiring any further action by the requestor.

Exempt Securities

Exempt Securities are Securities that do not need to be pre-cleared with the Chief Compliance Officer prior to their purchase or sale, nor do they need to be reported on the annual or quarterly reporting provided to the Chief Compliance Officer.  Options on Exempt Securities are also considered to be Exempt Securities.  Shares of Exchange Traded Funds (“ETF’s”) and options on ETFs are not Exempt Securities.  The purchase or sale of shares of an ETF (or an option on an ETF) do not need to be pre-cleared, but, they do need to be reported on the quarterly and annual holdings and transaction activity reports.

The following are Exempt Securities:

1.  Direct obligations of the Government of the United States;

2.  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements;

3.  Shares issued by money market funds;

4.  Shares issued by open-end funds, and

5.  Shares issued by unit investment trusts including investment options available through variable annuities and variable life insurance contracts, that are invested exclusively in one or more open-end funds.

Exempt Transactions

The following are Exempt Transactions:

1. Any transaction involving the purchase or sale of shares of an Exchange Traded Fund;

2. Any transactions in Securities in an account over which an Access Person or Access Person – Limited does not have any direct or indirect interest, influence, or control (i.e., in situations where an Access Person or Access Person – Limited has given a third-party (i.e., independent investment adviser) full discretion to make investments on his or her behalf);

3. Purchases of Securities under automatic dividend reinvestment plans;

4. Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent they are issued with respect to Securities of which an Access Person or Access Person – Limited has Beneficial Ownership;

5. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which an Access Person or Access Person – Limited has Beneficial Ownership;

6. Acquisitions or dispositions of Securities as a result of an action taken by another party who has discretion to execute a transaction on their own behalf which results in another transaction in the Access Person’s or Acess Person-Limited’s account (e.g., the exercise of an option or the recall of securities on loan).

7. Subject to the restrictions on participation in private placements set forth below, acquisitions or dispositions of Securities of a private issuer.  A private issuer is a corporation, partnership, limited liability company or other entity which has no outstanding publicly-traded Securities, and no outstanding Securities which are exercisable to purchase, convertible into or exchangeable for publicly-traded Securities.  However, an Access Person or Access Person – Limited will have Beneficial Ownership of publicly held Securities held by a private issuer whose equity Securities he or she holds, unless the Access Person or Access Person – Limited is not a controlling equity holder and does not have or share investment control over the Securities held by the entity;

8. Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States;

9. Transactions in a 401(k) (or other similar retirement account such as a 403(b)), a 529 Plan, a variable annuity or variable life insurance policy (collectively referred to as “Indirect Investment Account” or “IIA”);

10. Such other classes of transactions as may be exempted from time to time by the Chief Compliance Officer based upon a determination that the transactions are unlikely to violate Rule 17j-1 under the Investment Company Act of 1940, as amended, or Rule 204A-1 under the Investment Company Act of 1940, as amended.  The Chief Compliance Officer may exempt designated classes of transactions from any of the provisions of this Code; and

11. Such other specific transactions as may be exempted from time to time by the Chief Compliance Officer.  On a case-by-case basis, when no abuse is involved, the Chief Compliance Officer may exempt a specific transaction from any of the provisions of this Code.  In these instances, the Chief Compliance Officer will document the reason for the exemption.

Good ‘Til Cancelled Order

A Good ‘Til Cancelled Order is an order to buy or sell a security at a set price that is active until the investor decides to cancel it or the trade is executed (where this time period extends beyond the trading session on the day the order was placed). Good ‘Til Cancelled Orders are prohibited for Access Persons and for Access Persons – Limited.

Restricted Securities

Restricted Securities are Securities issued by entities about which employees of AIM LLC have, or might reasonably be expected to have, access to material non-public information.  These Securities are generally those related to private placements in which AIM LLC is investing or considering investing.

Securities

The following are Securities:

Any note, stock, treasury stock, stock future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in an open-end management investment company including but not limited to open-end exchange traded funds, unit investment trusts including but not limited to unit investment trust exchange traded funds, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Investments that are traded on a commodities exchange are not considered Securities for the purposes of the Code.  Therefore, futures (with the exception of individual stock futures), commodities and futures on commodities are not considered Securities.

Short Sale

The selling of a security that the seller does not own, or any sale that is completed by the delivery of a security borrowed by the seller.

Short-Term Trading

A Short-Term Trade is any (1) purchase and sale or (2) sale and purchase of the same or a substantially similar security issued by the same issuer within thirty (30) calendar days where such subsequent transaction results in an investment gain to the individual placing the transaction.  The term Short-Term Trading shall only apply where the transactions involved require Pre-Clearance under the Pre-Clearance provisions of the Code.

StarCompliance System

The StarCompliance System provides an automated means for Covered Persons to provide their required periodic certifications and for Access Persons and Access Persons-Limited to fulfill their personal trading reporting requirements as set forth in the Code.  All periodic certifications, pre-clearance requests, new brokerage accounts reporting, and transaction reporting must be done via this system.

1.2 Disclosure and Reporting Requirements

1. Acknowledgement of Receipt of Code

Covered Persons are required to review and sign an acknowledgement of receipt of the Code within ten days of becoming a Covered Person.  A form for this purpose is attached as Appendix I.

2. Initial and Annual Disclosure of Personal Holdings

Access Persons and Access Persons – Limited are required to disclose all personal Securities holdings no later than ten days after becoming an Access Person or Access Person – Limited and thereafter on an annual basis within ten calendar days after year end.  This report must be current as of a date not more than 45 days prior to the person becoming an Access Person or Access Person - Limited, in the case of initial reports, or, in the case of annual reports, not more than 45 days prior to the date the report is submitted.  Exempt Securities are not required to be reported, however, Securities obtained in an Exempt Transaction that are not Exempt Securities are required to be reported.   This reporting must be made via the StarCompliance System.

Additionally, the purchase or sale of Allianz SE ADR’s do not need to be pre-cleared or reported, regardless of whether the transaction was initiated through the Allianz Employee Stock Purchase Plan or otherwise.

3. Annual Certification of Compliance with the Code

Covered Persons are required to certify annually that they have read and understand the Code and any amendments to the Code.  They must further certify that they have complied with the requirements of this Code or that they have disclosed all instances of non-compliance, and that they have disclosed or reported all personal Securities transactions required to be disclosed or reported.  This reporting must be done via the StarCompliance System.

4. Pre-clearance

Access Persons and Access Persons – Limited are required to pre-clear all transactions in Securities with the Chief Compliance Officer or his designee (via the StarCompliance System), including transactions in options and other derivative Securities, other than transactions in Exempt Securities and Securities purchased in Exempt Transactions (including those transactions meeting the definition of De Minimis Transactions), in which the person has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership.2

Access Persons and Limited Access Persons are required to enter all trade requests into the StarCompliance System, but are not required to make a determination regarding whether the trade will meet or exceed the De Minimis amount.  This determination will be automatically made by the system.

5. Records of Securities Transactions

Certain brokers have agreed to provide direct feeds of all securities transactions to the StarCompliance System.  If Access Persons or Access Persons – Limited choose to maintain their personal brokerage accounts at a broker that has not agreed to provide automated feeds, those individuals are required to direct ByAllAccounts to obtain that information and provide it via a feed to the StarCompliance System.  In the rare instance where no direct electronic feed from the broker exists and ByAllAccounts is unable to obtain the brokerage information, the individual is required to enter the information into the StarCompliance System manually and to also provide copies of brokerage statements and transaction confirmations directly to AIM LLC’s Chief Compliance Officer, or his designee.

Any Securities transaction that is not an Exempt Transaction transacted without the use of a broker must be manually entered into the StarCompliance System and a copy of the written confirmation must be delivered within ten days of the occurrence to the Chief Compliance Officer or his designee.

2
Generally, a person should consider himself or herself beneficial owner of Securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains from such Securities benefits substantially equivalent to those of ownership.  A person should also consider himself or herself the beneficial owner of Securities if he or she can vest or revest title in himself or herself now or in the future.  For a more complete definition of the term Beneficial Ownership see the Definition Section on page 4.

Access Persons and Access Persons – Limited must report the opening of a new brokerage account via the StarCompliance System within ten days of opening the account.

Additionally, all Access Persons and Access Persons - Limited are required to file quarterly transaction reports, due no later than 30 days after the close of the calendar quarter.  This reporting must be done via the StarCompliance System.   Exempt Securities are not required to be reported, however, Securities obtained in an Exempt Transaction that are not Exempt Securities are required to be reported.

6.	Reporting Violations of the Code

Covered Persons are required to report any violations of the Code of which they become aware promptly to the Chief Compliance Officer.  If the Chief Compliance Officer is involved in the violation, the violation shall be reported to an executive officer of AIM LLC or the Chief Legal Officer.  Reports may be submitted anonymously.  The Chief Compliance Officer or executive officer of AIM LLC will investigate all reports of violations promptly and appropriately.  Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.  Examples of violations that should be reported include: (1) noncompliance with applicable laws, rules, and regulations; (2) fraud or illegal acts involving any aspect of AIM LLC’s business; (3) material misstatement in regulatory filings or internal books and records; (4) activity that is harmful to AIM LLC’s Clients; and (5) deviations from required controls and procedures that safeguard AIM LLC’s Clients.

1.3 Substantive Restrictions on Personal Investing Activities

1. Initial Public Offerings

Access Persons and Access Persons – Limited generally are prohibited from acquiring any Securities in an initial public offering (an “IPO”).  In limited situations, at the discretion of the Chief Compliance Officer, permission to purchase Securities in an IPO may be granted.

2. Private Placements / Limited Offerings

Access Persons and Access Persons – Limited generally are prohibited from investing in a private placement or limited offering.  In limited situations, at the discretion of the Chief Compliance Officer, permission to purchase in a private placement or limited offering may be granted.

3. Restricted Securities

Access Persons and Access Persons - Limited are prohibited from executing any Security transaction for their personal accounts for any Securities that are on the Restricted Securities List.  In limited situations, at the discretion of the Chief

Compliance Officer, permission to purchase a Security on the Restricted Securities list may be granted.

4. Short-Term Trading

Access Persons and Access Persons – Limited are prohibited from engaging in Short-Term Trading of the types of Securities that they are required to pre-clear except in exigent circumstances and upon receipt of approval by the Chief Compliance Officer or his designee.

5.  Good ‘Til Cancelled Orders

Access Persons and Access Persons –Limited are prohibited from entering into any Good ‘Til Cancelled Orders because pre-clearance is only granted on a daily basis.

6. Blackout Periods

Access Persons are prohibited from executing any Security transaction requiring pre-clearance for their personal accounts within two days of the execution of any transaction in that same security in any AIM LLC Client account.

7. Short Sales

Access Persons are generally prohibited from entering into short sales in amounts greater than the De Minimis limits.

8. Approval by Persons Other than Chief Compliance Officer

In the event that the Chief Compliance Officer is not available, pre-approval of a trade by an Access Person or Access Person - Limited can be granted by an executive officer of AIM LLC or an individual designated by the Chief Compliance Officer who is not involved in the trade.

In the event that a trade is proposed to be made for the benefit of the Chief Compliance Officer, pre-approval can be granted by the President or Chief Legal Officer of AIM LLC.

1.4 Trading While In Possession of Material, Non-public Information

Covered Persons are prohibited from trading while in possession of material non-public information.  This prohibition is discussed in Section 2 of this Code.

1.5 Sanctions

In the event that a Covered Person enters into a prohibited trade, or fails to obtain required pre-clearance, that Covered Person may be required to disgorge any profits made in the trade or to reverse the trade.  These and any other violations of the Code may result in additional sanctions including, but not limited to, warnings, fines, suspension of personal Security trading privileges, and, in egregious cases, termination of employment.

1.6 Confidential Information

Confidential information and records of AIM LLC must be kept confidential in a suitable manner and not shared with third parties or non-involved colleagues.  Data secrecy must be protected.  If you are unsure as to the confidential nature of any record, you should request clarification from the Chief Compliance Officer.

1.7 Gifts & Entertainment

Covered Persons are prohibited from receiving any gift of more than nominal value from any person or entity that does business with or on behalf of AIM LLC.  Generally speaking, “nominal value” is defined as $100 or less per calendar year from any one individual or company.  Covered Persons are also limited with regard to the value and frequency of any entertainment they receive from any person or entity with which AIM LLC does business.  Generally speaking, “entertainment” is considered different from a “gift” in that the person or entity providing the entertainment must attend whatever the entertainment event might be (i.e., meals, sporting events, theatrical performances, etc.).  Entertainment should not be frequent, outside the normal course of business, or so extensive as to raise any question of propriety.  Examples of frequent/extensive entertainment could include such activities as weekly dinner engagements or attendance at the Super Bowl.  If you are unsure as to whether or not a certain type or level of entertainment is appropriate, you should request clarification from the Chief Compliance Officer.

1.8 Services as Director

Access Persons are prohibited from serving on the board of directors or trustees of non-affiliated publicly traded companies without prior written authorization from the Chief Compliance Officer or his designee.

1.9 Responsibilities of the Chief Compliance Officer

The Chief Compliance Officer has the authority to delegate any or all of the tasks enumerated below to any member(s) of his team.

1. The Chief Compliance Officer shall establish and keep a list of Associated Persons, Access Persons and Access Persons - Limited.

2. At the time that an individual becomes a Covered Person under the Code, the Chief Compliance Officer shall notify the newly Covered Person of the reporting requirements of the Code and shall deliver a copy of the Code to this person.  In addition, each newly Covered Person must provide a signed acknowledgement of receipt of the Code to the Chief Compliance Officer in the form set out in Appendix I

3. Any material amendments to the Code must be acknowledged by each Covered Person via the StarCompliance System. The Chief Compliance Officer will review each such certification.

4. On an annual basis, within ten calendar days after the end of the year, each Covered Person shall provide an annual certification of compliance with the Code via the StarCompliance System. The Chief Compliance Officer will review each such certification.

5. Within ten calendar days after commencement of employment and on an annual basis thereafter (within ten calendar days after the year-end), each Access Person and Access Person – Limited must provide a Certification of Holdings via the StarCompliance System.   The Chief Compliance Officer will review each such report.

6. The Chief Compliance Officer will review and approve personal Securities transactions as set out in this Code.  The individual tasked with this review may not review or approve his or her own personal Securities transactions.

7. The Chief Compliance Officer shall obtain from each Access Person and Access Person - Limited, on a quarterly basis, a Quarterly Personal Transactions report via the StarCompliance System.  The quarterly report must be provided within 30 calendar days after quarter end.

8. The Chief Compliance Officer shall keep in an easily accessible place the records set forth in Section 1.11 of this Code.

9. The Chief Compliance Officer shall document in writing decisions regarding the pre-clearance of all Securities transactions for each Access Person.

10. The Chief Compliance Officer shall promptly and appropriately investigate any violation of this Code reported as set out in Section 1.2(6) of this Code.

1.10 Responsibilities of the Board of Governors

The Board of Governors (“BOG”) of AIM LLC shall consider reports made to it by the Chief Compliance Officer and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed.  The BOG shall review the operations of this Code at least annually or as dictated by changes in applicable securities regulations.

1.11 Records

AIM LLC shall maintain the following records in an easily accessible place in the manner and to the extent set forth below, and will make them available for examination by representatives of the SEC:

1. a copy of this Code and any other code which is, or at any time within the past five (5) years has been, in effect;

2. a record of all persons who are or were within the last five years subject to this Code, or are or were responsible for reviewing reports under this Code;

3. a copy of each report, confirmation and account statement provided by a Covered Person pursuant to this Code, for a period of not less than five (5) years from the end of the fiscal year in which it is made;

4. a record of each decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering, for not less than five (5) years following the end of the fiscal year in which the approval is granted;

5. a record of each decision, and the reasons supporting the decision, to approve acquisition by an Access Person or Access Person – Limited of a Security for which that individual is required to obtain pre-clearance for not less than five (5) years following the end of the fiscal year in which the approval is granted;

6. a record of each decision, and the reasons supporting the decision, to approve Short-Term Trading by an Access Person or Access Person - Limited, for not less than five (5) years following the end of the fiscal year in which approval was granted;

7. a record of any violation of this Code and any action taken as a result of such violation, for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

1.12 Regular Reporting to AIM LLC Clients

AIM LLC will report periodically, as requested, to any Client of AIM LLC who requests such reporting, with respect to any issues arising pursuant to the Code since the last report, including information as to any material violations of the Code and any remedial action taken in response to a material violation of the Code.  In addition, AIM LLC will certify that AIM LLC has adopted reasonable procedures necessary to prevent persons from violating the Code.

1.13 Amendments to the Code

The Code may be amended from time to time and any material amendments or changes shall be subject to approval by the BOG of AIM LLC.  In addition, such amendments will be provided to the Clients of AIM LLC within 6 months of such determination by the BOG.

INSIDER TRADING

SECTION 2.   INSIDER TRADING POLICY AND PROCEDURES

2.1 Statement of General Principles

AIM LLC’s policy prohibits Covered Persons from trading, either personally or on behalf of Clients, on material non-public information or communicating material non-public information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”

While the term “insider trading” is not defined in the federal securities laws, it is generally understood that the law prohibits: (1) trading by an insider while in possession of material, non-public information; or (2) trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or (3) communicating material non-public information to others.

2.2 Who is an Insider?

The concept of “insider” is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s outside attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services.  According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.3 What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of the company’s Securities.  Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

2.4 What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the Securities and Exchange Commission (“SEC”) or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

2.5 Basis for Liability

1. Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship.  That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will not disclose any material non-public information or refrain from trading.  Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders.  They can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure.  The benefit does not have to be pecuniary but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2. Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, under which liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person.  In U.S. v Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from The Wall Street Journal and used it for trading in the securities markets.  It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

2.6 Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

•	civil injunctions;

•	treble damages;

•	disgorgement of profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the amount of profit gained or loss avoided;

•	the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by AIM LLC, up to and including dismissal of the persons involved.

2.7 Procedures to Implement the Policy Against Insider Trading

The following trading restrictions and reporting requirements have been established to aid Covered Persons in avoiding insider trading, and to aid AIM LLC in preventing, detecting and imposing sanctions against insider trading.  Every Covered Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

1. Any Covered Person who believes that they possess or may possess material non-public information with respect to any Securities shall advise the Chief Compliance Officer of AIM LLC of such knowledge and of the manner in which he or she came to know this information including the source of such information.  This provision shall not apply to any Covered Person who possesses material non-public information pertaining to Allianz SE if the Covered Person is subject to a confidentiality obligation with respect to their obtaining this knowledge.

2. No Covered Person who possesses material non-public information relating to AIM LLC or its affiliates, may buy or sell any Securities of AIM LLC or its affiliates or engage in any other action to take advantage of, or pass on to others, such material non-public information.

3. No Covered Person who obtains material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal Securities laws may buy or sell Securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

4. Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, Covered Persons should not discuss any potentially material non-public information concerning AIM LLC or its affiliates or other companies with other persons, except as specifically required in the performance of their duties.

2.8 Informational Barrier Procedures

Covered Persons should not discuss material non-public information with anyone, including other employees of AIM LLC or its affiliates, except as required in the performance of their regular duties.  In addition, care should be taken so that such information is secure.

2.9 Resolving Issues Concerning Insider Trading

The federal securities laws, including the laws governing insider trading, are complex.  If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact the Chief Compliance Officer.  Until advised to the contrary by the Chief Compliance Officer, you should presume that the information is material and non-public and you should not trade in the Securities or disclose this information to anyone.

APPENDIX I

Allianz Investment Management LLC

INITIAL ACKNOWLEDGEMENT CERTIFICATION

FOR

CODE OF ETHICS

AND

INSIDER TRADING POLICY

I hereby certify that I have received, read, understand and will comply with all provisions applicable to me in the attached Allianz Investment Management LLC Code of Ethics and Insider Trading Policy and I acknowledge that I am subject to it.  I understand that sanctions, up to and including termination of employment, may be imposed in the event of my failure to comply with the provisions of the Code of Ethics or applicable securities laws.  I also understand that such violations may also subject me to civil, criminal and/or regulatory sanctions.

Pursuant to such Code, I recognize that I must disclose or report all personal Securities holdings and transactions required to be disclosed or reported thereunder if I am an Access Person or Access Person - Limited, and I must comply in all other respects with the requirements of the Code.  I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred.

I agree not to disclose to any person, directly or indirectly, any business secret or confidential or proprietary information of AIM LLC’s, unless such disclosure is necessary to the performance of my employment, is required by applicable law, or is authorized by the Chief Compliance Officer of AIM LLC.

I am submitting this acknowledgment as an:

___           Associated Person

____           Access Person - Limited

____           Access Person

Date:

Signature

Print Name